Exhibit 99.1
Schlumberger Announces Third-Quarter 2011 Results
Houston, October 21, 2011 — Schlumberger Limited (NYSE:SLB) today reported third-quarter 2011 revenue of $10.23 billion versus $9.62 billion in the second quarter of 2011, and $6.85 billion in the third quarter of 2010.
Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.32 billion—an increase of 12% sequentially and 51% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $0.98 versus $0.87 in the previous quarter, and $0.70 in the third quarter of 2010.
Schlumberger recorded charges of $0.02 per share in the third quarter of 2011 and $0.05 per share in the second quarter of 2011. During the third quarter of 2010, Schlumberger recorded a gain of $0.98 per share on its investment in M-I SWACO as a result of the merger with Smith International, Inc., which was offset in part by restructuring and merger-related charges of $0.30 per share in that quarter.
Oilfield Services revenue of $9.55 billion increased 6% sequentially and 44% year-on-year. Pretax segment operating income of $1.93 billion was up 10% sequentially and 59% year-on-year.
Distribution revenue of $698 million increased 10% sequentially. Pretax segment operating income of $31 million improved 28% sequentially.
Schlumberger CEO Paal Kibsgaard commented, “Schlumberger third-quarter results continued to show solid progress with revenue increasing sequentially across all Schlumberger Product Groups.
In North America, performance was driven by strong growth on land in Canada, and in liquids-rich shale basins in the US, while offshore posted solid growth in the deepwater areas of the Gulf of Mexico. Further pricing momentum was seen in wireline- and drilling-related product lines both on land and offshore.
Internationally, deepwater and exploration activity continued to strengthen with early signs of pricing traction for Wireline and Drilling & Measurements technologies although overall sequential international growth could not replicate that of the second quarter, as we had indicated. All Areas showed sequential growth, with the exception of the Middle East and Asia, which suffered from WesternGeco marine vessels transiting between contracts, and seismic land crews mobilizing for new acquisition surveys. Excluding WesternGeco, MEA also posted sequential growth.
A number of international regions showed particular strength. These included Iraq, where strong operational performance and new IPM contract awards helped drive results; Saudi Arabia, where rigless activity was particularly strong; Mexico, with higher IPM project work as well as increased offshore activity; Brazil, both on land and offshore; Russia, with seasonal expansion and the integration of services from Eurasia; and Angola as both pre-salt exploration activity and development activity grew.
Integration with Smith continues to progress with cost and revenue synergies set to exceed even our revised targets for the year. The combination of Schlumberger and Smith drilling technologies are driving drilling performance for our customers and the transaction continued to be accretive on an earnings per share basis in the quarter.
The current financial turmoil has already resulted in a lower outlook for oil demand growth in 2012, although demand growth is still expected to exceed that of 2011. Recent production data, as well as forward projections indicate that there is a tight cushion of excess oil supply that will continue to support activity.
Therefore, while the financial turmoil introduces some uncertainty over near-term activity, we remain confident that any reductions will be short-lived, and that the outlook for the service industry remains very positive. We further believe that our customers’ needs to renew reserves, as evidenced by the recent string of exploration successes particularly in deepwater offshore areas, favors our broad international footprint. In addition, the balance between our reservoir characterization, drilling and production technologies—both in North America and overseas—will enable us to weather any activity fluctuations.”
Other Events:
•	During the quarter, Schlumberger repurchased 9.9 million shares of its common stock at an average price of $81.86 for a total purchase price of $811.4 million.

•	During the quarter, Schlumberger issued $1.1 billion of 1.950% five-year notes, $1.6 billion of 3.300% ten-year notes and $300 million of three-year floating rate notes.

•	During the quarter, Schlumberger completed the purchase, from Frank Mohn AS, of the remaining equity interests in Framo Engineering AS, a privately owned Norwegian company specializing in the manufacture and sales of products and services related to multiphase pumps and subsea pump-systems, multiphase metering systems, and swivel and marine systems to the oil and gas industry.

Consolidated Statement of Income
(Stated in millions, except per share amounts)

	Third Quarter		Nine Months
Periods Ended September 30	2011	2010	2011	2010

Revenue	$10,229	$6,845	$28,566	$18,379
Interest and other income, net (1)	34	54	94	169
Gain on investment in M-I SWACO(2)	—	1,270	—	1,270
Expenses
Cost of revenue(2)	8,092	5,471	22,776	14,537
Research & engineering	266	240	800	662
General & administrative(2)	91	75	326	221
Merger & integration(2)	27	97	93	131
Restructuring & other(2)	—	299	—	299
Interest	70	47	212	146

Income from continuing operations before taxes	1,717	1,940	4,453	$3,822
Taxes on income (2)	410	209	1,079	600

Income from continuing operations	1,307	1,731	3,374	3,222
Income from discontinued operations	—	—	220	—

Net income	1,307	1,731	3,594	3,222
Net income (loss) attributable to noncontrolling interests	6	(3)	10	(2)

Net income attributable to Schlumberger(2)	$1,301	$1,734	$3,584	$3,224

Schlumberger amounts attributable to:
Income from continuing operations	$1,301	$1,734	$3,364	$3,224
Income from discontinued operations	—	—	220	—

Net Income	$1,301	$1,734	$3,584	$3,224

Diluted earnings per share of Schlumberger(2)
Income from continuing operations	$0.96	$1.38	$2.46	$2.63
Income from discontinued operations	—	—	0.16	—

Net Income	$0.96	$1.38	$2.62	$2.63

Average shares outstanding	1,345	1,249	1,352	1,212
Average shares outstanding assuming dilution	1,357	1,258	1,365	1,227

Depreciation & amortization included in expenses(3)	$828	$709	$2,420	$1,967

1)	Includes interest income of: Third quarter 2011 — $10 million (2010 — $12 million) Nine months 2011 — $28 million (2010 — $43 million)

2)	See pages 6-7 for details of charges and credits.

3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet
(Stated in millions)

	Sept. 30,	Dec. 31,
	2011	2010

Assets

Current Assets
Cash and short-term investments	$6,064	$4,990
Receivables	9,493	8,278
Other current assets	5,703	4,830

	21,260	18,098
Fixed income investments, held to maturity	255	484
Fixed assets	12,583	12,071
Multiclient seismic data	444	394
Goodwill	14,118	13,952
Other intangible assets	4,927	5,162
Other assets	1,994	1,606

	$55,581	$51,767

Liabilities and Equity

Current Liabilities
Accounts payable and accrued liabilities	$7,023	$6,488
Estimated liability for taxes on income	1,207	1,493
Short-term borrowings and current portion of long-term debt	2,743	2,595
Dividend payable	334	289

	11,307	10,865
Long-term debt	8,740	5,517
Postretirement benefits	1,034	1,262
Deferred taxes	1,662	1,636
Other liabilities	1,215	1,043

	23,958	20,323
Equity	31,623	31,444

	$55,581	$51,767

Net Debt
“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the year to date follow:

(Stated in millions)

Nine Months	2011

Net Debt, January 1, 2011	$(2,638)
Income from continuing operations	3,374
Depreciation and amortization	2,420
Pension and other postretirement benefits expense	274
Excess of equity income over dividends received	(59)
Stock-based compensation expense	203
Increase in working capital	(2,438)
Capital expenditures	(2,763)
Multiclient seismic data capitalized	(206)
Dividends paid	(968)
Proceeds from employee stock plans	426
Stock repurchase program	(2,362)
Business acquisitions, net of cash and debt acquired	(571)
Pension and other postretirement benefits funding	(359)
Proceeds from divestiture of Global Connectivity Services business	385
Other	246
Currency effect on net debt	(128)

Net Debt, September 30, 2011	$(5,164)

	Sept. 30,	Dec. 31,
Components of Net Debt	2011	2010

Cash and short-term investments	$6,064	$4,990
Fixed income investments, held to maturity	255	484
Short-term borrowings and current portion of long-term debt	(2,743)	(2,595)
Long-term debt	(8,740)	(5,517)

	$(5,164)	$(2,638)

Charges and Credits
In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Third-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:
(Stated in millions, except per share amounts)

	Third Quarter 2011
			Noncont.		Diluted
	Pretax	Tax	Interest	Net	EPS	Income Statement Classification

Schlumberger income from continuing operations, as reported	$1,717	$410	$6	$1,301	$0.96

Merger and integration costs	27	4	—	23	0.02	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,744	$414	$6	$1,324	$0.98

	Second Quarter 2011
			Noncont.		Diluted
	Pretax	Tax	Interest	Net	EPS	Income Statement Classification

Schlumberger Income from continuing operations, as reported	$1,498	$374	$5	$1,119	$0.82

Merger and integration costs	32	8	—	24	0.02	Merger & integration
Donation to Schlumberger Foundation	50	10	—	40	0.03	General & administrative

Schlumberger income from continuing operations, excluding charges & credits	$1,580	$392	$5	$1,183	$0.87

	Nine Months 2011
			Noncont.		Diluted
	Pretax	Tax	Interest	Net	EPS	Income Statement Classification

Schlumberger income from continuing operations, as reported	$4,453	$1,079	$10	$3,364	$2.46

Merger and integration costs	93	17	—	76	0.06	Merger & integration
Donation to Schlumberger Foundation	50	10	—	40	0.03	General & administrative

Schlumberger income from continuing operations, excluding charges & credits	$4,596	$1,106	$10	$3,480	$2.55

Charges and Credits (cont.)

					(Stated in millions, except per share amounts)

	Third Quarter 2010
			Noncont.		Diluted
	Pretax	Tax	Interest	Net	EPS	Income Statement Classification

Schlumberger income from continuing operations, as reported	$1,940	$209	$(3)	$1,734	$1.38

Restructuring and Merger-related Charges:
Severance and other	90	13	—	77	0.06	Restructuring & other
Impairment relating to WesternGeco’s first generation Q-Land acquisition system	78	7	—	71	0.06	Restructuring & other
Other WesternGeco-related charges	63	—	—	63	0.05	Restructuring & other
Professional fees and other	56	1	—	55	0.04	Merger & integration
Merger-related employee benefits	41	6	—	35	0.03	Merger & integration
Mexico restructuring	40	4	—	36	0.03	Restructuring & other
Merger-related inventory fair value adjustments	38	14	—	24	0.02	Cost of revenue
Repurchase of bonds	28	10	—	18	0.01	Restructuring & other

Total restructuring and merger-related charges	434	55	—	379	0.30

Gain on investment in M-I SWACO	(1,270)	(32)	—	(1,238)	(0.98)	Gain on Investment in M-I SWACO

Schlumberger income from continuing operations, excluding charges & credits	$1,104	$232	$(3)	$875	$0.70

	Nine Months 2010
			Noncont.		Diluted
	Pretax	Tax	Interest	Net	EPS	Income Statement Classification

Schlumberger income from continuing operations, as reported	$3,822	$600	$(2)	$3,224	$2.63

Restructuring and Merger-related Charges:
Severance and other	90	13	—	77	0.06	Restructuring & other
Impairment relating to WesternGeco’s first generation Q-Land acquisition system	78	7	—	71	0.06	Restructuring & other
Other WesternGeco-related charges	63	—	—	63	0.05	Restructuring & other
Professional fees and other	91	1	—	90	0.07	Merger & integration
Merger-related employee benefits	41	6	—	35	0.03	Merger & integration
Mexico restructuring	40	4	—	36	0.03	Restructuring & other
Merger-related inventory fair value adjustments	38	14	—	24	0.02	Cost of revenue
Repurchase of bonds	28	10	—	18	0.01	Restructuring & other

Total restructuring and merger-related charges	469	55	—	414	0.34

Impact of elimination of tax deduction related to Medicare Part D subsidy	—	(40)	—	40	0.03	Taxes on income

Gain on investment in M-I SWACO	(1,270)	(32)	—	(1,238)	(1.01)	Gain on Investment in M-I SWACO

Schlumberger income from continuing operations, excluding charges & credits	$3,021	$583	$(2)	$2,440	$1.99

Product Groups

			(Stated in millions)

	Three Months Ended
	Sept. 30, 2011		Jun. 30, 2011
		Income		Income
		Before		Before
	Revenue	Taxes	Revenue	Taxes
Oilfield Services
Reservoir Characterization	$2,488	$610	$2,461	$602
Drilling	3,676	613	3,458	538
Reservoir Production	3,373	707	3,060	613
Eliminations & other	9	1	11	(3)

	9,546	1,931	8,990	1,750

Distribution	698	31	637	24
Eliminations	(15)	—	(6)	—

	683	31	631	24

Corporate & Other	—	(158)	—	(135)
Interest Income(1)	—	9	—	10
Interest Expense(1)	—	(69)	—	(69)
Charges	—	(27)	—	(82)

	$10,229	$1,717	$9,621	$1,498

Geographic Areas

			(Stated in millions)

	Three Months Ended
	Sept. 30, 2011		Jun. 30, 2011
		Income		Income
		Before		Before
	Revenue	Taxes	Revenue	Taxes
Oilfield Services
North America	$3,304	$836	$2,864	$673
Latin America	1,655	270	1,579	283
Europe/CIS/Africa	2,494	408	2,374	332
Middle East & Asia	2,003	444	2,078	518
Eliminations and other	90	(27)	95	(56)

	9,546	1,931	8,990	1,750

Distribution	698	31	637	24
Eliminations	(15)	—	(6)	—

	683	31	631	24

Corporate & Other	—	(158)	—	(135)
Interest Income(1)	—	9	—	10
Interest Expense(1)	—	(69)	—	(69)
Charges	—	(27)	—	(82)

	$10,229	$1,717	$9,621	$1,498

(1)	Excludes interest included in the product groups and geographic areas results.

Oilfield Services
Third-quarter revenue of $9.55 billion increased 6% sequentially and 44% year-on-year. Sequentially, revenue increased in all Groups and across all geographical Areas with the exception of the Middle East & Asia Area.
Sequentially, Reservoir Characterization revenue increased on higher Wireline and Testing Services activities on exploration projects primarily in Brazil, East Asia, Russia and the North Sea as well as from increased deepwater work in the US Gulf of Mexico. WesternGeco activity decreased, however, from lower marine vessel utilization due to higher transit and docking times while moving between contracts. WesternGeco also declined from reduced land seismic activity while mobilizing crews and equipment in preparation for a large contract survey in the Middle East. Drilling revenue increased on higher M-I SWACO activity in North American unconventional plays. Both Drilling & Measurements and M-I SWACO saw strong deepwater activity in the US Gulf of Mexico and in Brazil while Pathfinder revenue grew from a more favorable higher-margin technology mix on land in the US. The majority of Drilling Technologies increased sequentially following the spring break-up in Canada. Reservoir Production revenue increased, driven by the rebound of Well Services activities in North America following the spring break-up. Well Services was higher on land in the US due to stronger activity in liquid-rich plays, capacity additions, and continuing improvement in asset utilization. Internationally, Well Services grew on stronger activity in the Latin America and Europe/CIS/Africa Areas, while Artificial Lift grew robustly in the quarter, particularly in Canada and in Iraq.
On a geographical basis, North America Area revenue increased sequentially following the seasonal rig count recovery in Canada, higher activity on land in the US, and increased deepwater work in the US Gulf of Mexico. All Product Groups registered significant rebounds from the spring break-up in Canada. Reservoir Production, particularly Well Services, posted the highest increase as the rebound was augmented by higher rig count and land activity in the US. Reservoir Characterization and Drilling activities increased from a better mix of key services in the unconventional plays in US land and higher deepwater work in the US Gulf of Mexico. WesternGeco grew on higher Multiclient and Data Processing sales. In the Latin America Area, strong revenue growth was posted in the Mexico GeoMarket* due to higher Integrated Project Management (IPM) well construction project activities on land and on higher Drilling & Measurements work offshore. Argentina grew from strong unconventional gas activities that benefited Well Services. Meanwhile, Brazil experienced strong deepwater and exploration activity that led to expanded Wireline, Testing Services, Drilling & Measurements and M-I SWACO services in the GeoMarket although this was offset by the decline in WesternGeco proprietary marine surveys and multiclient sales. In the Europe/CIS/Africa Area, results were driven by higher revenue in the Continental Europe GeoMarket on a combination of strong drilling activity and fracturing work on unconventional plays in Poland. Russia/Central Asia saw strong land and offshore exploration activity benefiting Wireline, Testing Services, Drilling & Measurements and M-I SWACO Technologies—in addition to the full-quarter effect of the activity increase generated from the strategic alliance formed with the Eurasia Drilling Company Limited. The North Sea GeoMarket grew on higher exploration activity in the UK, Greenland and Denmark. In the Middle East & Asia Area, revenue declined sequentially due to decreased WesternGeco activity. The effect of this was partially mitigated by strong Wireline and Testing Services revenues in the East Asia and China GeoMarkets. Excluding WesternGeco, the Middle East & Asia Area increased sequentially driven by strong drilling and production activity in the Saudi Arabia, Bahrain; Iraq; and East Asia GeoMarkets.
Third-quarter pretax operating income of $1.93 billion increased 10% sequentially and 59% year-on-year. Pretax operating margin increased 77 basis points (bps) sequentially to 20.2% primarily due to increasing higher-margin exploration activities that benefited Wireline, Testing Services, Drilling & Measurements and M-I SWACO. The rebound from the spring break-up in Canada also contributed significantly to margin improvements for Well Services and for all Drilling Group Technologies. These improvements, however, were partially offset by the lower WesternGeco activity during the quarter.
A number of technology highlights, both in North America and international areas, underscored the changes in the activity mix as deepwater and exploration activity continued to strengthen.

In the Pechora Sea in the Russian Arctic, Gazprom-Bureniye, LLC awarded Schlumberger a tender for the integrated services to drill the first three wells on Prirazlomnoye oilfield. The contract will include the full scope of Schlumberger well construction services. Operations will be conducted from a stationary platform 60 km from the coast and 1,000 km from Murmansk. The general contractor for the drilling operations on the Priraslomnoye oilfield is Gazprom-Bureniye, LLC, while the license holder and field operator is Gazprom Neft Shelf, LLC.
In French Guiana, Tullow Oil chose to deploy advanced Wireline InSitu Fluid Analyzer* technology to assess a hydrocarbon discovery and a new play in an offshore exploration well. By providing accurate fluid measurements of hydrocarbon composition, gas-oil ratio, live fluid density and viscosity, carbon dioxide concentration, fluorescence and color, the sample acquisition could be optimized. The fluid properties were used in real time to remove uncertainty on fluid distributions from evaluation of pressure gradients and petrophysical results. To meet Tullow Oil’s targets, available tools were rapidly located and shipped making the operation a logistical and commercial success. Fluid property characteristics were delivered within 30 minutes of starting to pump out formation fluid. After the samples had been retrieved and further analyzed, the customer noted close tolerance to preliminary pressure-volume-temperature (PVT) results.
Combined Drilling & Measurements technologies formed the most complex bottomhole assembly ever run while drilling a single run in a deepwater exploration well offshore Angola. PowerDrive* rotary steerable, EcoScope* multifunction logging-while-drilling, TeleScope* high-speed telemetry, and StethoScope* formation-pressure-while-drilling services together with proVISION* reservoir steering, sonicVISION* sonic-while-drilling and seismicVISION* seismic-while-drilling technologies all transmitted data in real time to remotely monitor the drilling process, optimize pore pressure, perform formation evaluation, select pressure tests and acquire checkshot times. Net-to-gross and continuous permeability values were estimated for perforation interval selection and completion design optimization.
In Iraq, Wireline MSCT* mechanical sidewall coring technology has been deployed on two exploration wells. Core recovery in the tight and fractured carbonate reservoirs was 100% for each job and the cores will yield the petrophysical properties needed to evaluate these difficult reservoirs accurately. The information will be integrated with other log data for better reservoir characterization and to subsequently design optimal testing and completion programs.
Also in Iraq, Techlog* petrophysical analysis software has been introduced on a project on the Siba field to provide an independent evaluation on three wells as a first step to evaluate future exploration wells and build the reservoir simulation model. The workscope includes recommendations for further data acquisition and technical work, which will help reduce uncertainties in future field development plans. The project was conducted jointly by Data & Consulting Services and Schlumberger Information Solutions.
Elsewhere in Iraq, Schlumberger has been awarded a new contract by PETRONAS Carigali. The PETRONAS contract covers well testing services for the Garraf field appraisal and development program that includes two exploration and nine development wells.
High-temperature wireline production logging services were run in Thailand to identify fluid type and individual zone contributions in a PTTEP exploration well where static bottomhole temperatures were expected to reach 277 degC. The evaluation of potential production was considered critical to guiding further exploration activity in the area. Two runs were successfully completed in separate zones of interest using a combination of production logging sensors including digital fluid entry tool technology. Onsite evaluation of the recorded data was consistent with surface measurements and the success of the operation was underpinned by careful risk mitigation during operational preparation that included simulation to ensure that the downhole equipment would have sufficient temperature holding time.

In the Caspian, Well Services expertise and technology helped LUKOIL develop an economical solution for the stimulation of offshore fields where existing platform infrastructure did not provide sufficient deck space. Using a supply vessel provided by LUKOIL, Schlumberger supplied FlexSTIM* modular offshore stimulation equipment and engineering to ensure sea fastening, stability and safety. Equipment montage, test and certification were performed in Astrakhan to meet a tight three-week schedule. One exploration well has already been stimulated with FlexSTIM technology in a timely, safe and efficient manner. Early production data are encouraging and FlexSTIM technology has become an accepted solution for Caspian Sea field development.
In Brazil, the Schlumberger Brazil Research and Geoengineering Center (BRGC) has successfully performed its first fluid analysis on reservoir fluid samples acquired by Testing Services for PVT measurement and fluid characterization on an Anadarko field. This is an important milestone for BRGC, which was inaugurated in November 2010, as it begins support for clients engaged in pre-salt exploration and development.
Exploration technology highlights also included operations in shale gas areas, particularly outside North America.
In West Bengal, India, ONGC created an exploration landmark when gas flowed out from the Barren Measure shale at a depth of around 1700 m in its first R&D well. Schlumberger collaborated with ONGC to provide services and technology. As part of the project, Data & Consulting Services defined four exploratory well locations in two sub-basins in the Damodar Valley and provided technical expertise during operations while IPM managed drilling and field operations. All four wells have been drilled, and the first well was hydraulically fractured following a comprehensive data acquisition and coring program to quantify reservoir and completion quality with TerraTek core analysis. Based on detailed evaluation of the formation properties, which were significantly different to commercial US shale plays, it was concluded that the original fracture design could be reduced in scale and use 80% less proppant. The first well to be completed tested gas at surface during flowback operations. Close cooperation between Schlumberger Technologies transformed this project from a TerraTek-based core evaluation to a full Schlumberger integrated execution and evaluation project. This successful R&D pilot testing of the first-ever shale gas on surface opened up new opportunities to meet India’s energy needs.
In Poland, integrated Drilling Group technologies have been deployed for Lane Energy to drill the Warblino-LE-1H horizontal well to enable detailed core and log analysis of the lower gas-bearing shales. PathFinder measurement-while-drilling, mud motor and resistivity tools were used to drill the 17 1/2-in and 12 1/4-in upper hole sections as well as the 8 1/2-in curve section, while Drilling & Measurements PowerDrive X6*, EcoScope, TeleScope and SonicVision advanced rotary steerable and logging-while-drilling technologies were utilized to drill and position the 8 1/2-in lateral section. Successful delivery of the well enabled Schlumberger to demonstrate both technology platforms in the region—backed by successful transfer of relevant shale drilling expertise from North America to Europe and operational integration of Pathfinder and Drilling & Measurements services.
In Poland, Well Services technology was also used to successfully complete hydraulic fracturing operations in a horizontal shale gas well for Lane Energy. The well was completed with 13 stages using operational best practices acquired through unconventional gas operations worldwide.
Reservoir Characterization Group
Third-quarter revenue of $2.49 billion was 1% higher sequentially and increased 9% year-on-year. Pretax operating income of $610 million was 1% higher sequentially and increased 16% year-on-year. Pretax operating margins remained unchanged sequentially at a strong 24.5%.
Wireline and Testing Services posted significant sequential increases with revenue and margins up on stronger offshore exploration activities in Brazil, East Asia, Russia and the North Sea as well as from increased deepwater work in the US Gulf of Mexico. WesternGeco activity decreased, however, from lower marine vessel utilization due to higher transit and docking times while moving between contracts. WesternGeco also declined from reduced land seismic activity while mobilizing crews and equipment in preparation for a large contract survey in the Middle East.
Sequentially, pretax operating margins remained unchanged at 24.5% as significant margin improvements in Wireline and Testing Services from strong exploration activities were largely offset by the margin declines in WesternGeco.
Reservoir Characterization Group activities saw a number of new or significant technology deployments in the quarter.
In the Wolfbone formation in West Texas, Wireline Dielectric Scanner* technology was deployed for operator J. Cleo Thompson to identify productive intervals in complex lithology, low porosity zones. Data & Consulting Services helped evaluate the data using ELAN* multimineral log analysis software to guide the operator’s decision to eliminate a lower zone in future development wells that would yield cost savings of approximately 15% per well. The oil-bearing Wolfbone reservoir, where optimal economics are crucial, can produce significant amounts of water.
In Venezuela, Schlumberger Wireline successfully deployed Scanner Family* services for PDVSA West Lake Maracaibo in the Tia Juana heavy oil field. Dielectric Scanner* multifrequency dielectric dispersion measurements proved critical to obtaining total water volume, estimating salinities and assessing oil mobility, while MR Scanner* expert magnetic resonance technology was key to identifying free water fraction, assessing viscosity and determining reservoir fluids displaced by the drilling process.
In Venezuela East, PDVSA Anaco Gas incorporated Wireline Scanner Family services to reduce uncertainties in their reservoir evaluation process due to variable water salinity environments and complex laminated lithologies. MR Scanner magnetic resonance technology was critical for fluids identification—clearly distinguishing between gas, condensate, oil and water—while the Rt Scanner* triaxial induction tool determined anisotropy values in the main reservoirs.
In Ecuador, Schlumberger Wireline Dielectric Scanner multifrequency dielectric dispersion technology helped Petroamazonas EP in finding oil in a new reservoir that had been difficult to evaluate and characterize with conventional technologies. The newly introduced Dielectric Scanner service has already provided great value in Petroamazonas fields.
In the Neutral Zone between Kuwait and Saudi Arabia, advanced real-time Wireline fluid sampling technology has been successfully deployed to recover heavy oil samples from shallow, low-mobility carbonate reservoirs with low formation pressures. An MDT* modular formation dynamics tester system with extended dual packers and an InSitu Fluid Analyzer module provided accurate downhole analysis of fluid viscosity, density, flowing fluid resistivity, fluorescence and pH as well as flowline pressure and temperature. Sampling intervals were chosen from available openhole logs that included FMI* formation microimager and MR Scanner magnetic resonance technologies. Early detection of heavy oil arrival was clearly seen and judged critical to success. Further jobs that establish the technology in Kuwait are now in planning.
In the UK North Sea, new Wireline perforating technology was deployed on the Taqa Bratani Falcon development well. After evaluating perforating options using SPAN* perforating analysis, PowerJet Nova* extra-deep-penetrating shaped charge technology was selected as its design, optimized for stressed-rock, can dramatically increase penetration and formation contact. Post-perforation production of the Falcon well showed productivity more than 10% above best expectation, reaching 9,900 bbl/d. Following the success of this well, Taqa Bratani have requested PowerJet Nova perforations on two additional wells.

An innovative approach to identify and evaluate bypassed reservoirs in offshore fields in the Adriatic Sea has now been deployed by Eni in wells in which depleted zones overlay unproduced thinly laminated natural gas reservoirs. Before introduction of a new high-tension wireline logging technique, formation evaluation was performed using conventional wireline units which were not capable of avoiding frequent cable and tool sticking and consequent fishing operations. Eni and Schlumberger worked together to ensure that the rigs used could withstand the higher loads imposed by new logging units and extra strong cables with the result that sticking problems were drastically reduced with consequent operational time savings and shorter times to production. As part of the new approach, a new wireline formation testing approach for thin beds was also deployed using a dual packer string with downhole fluid analysis capability that included fluid density measurement.
WesternGeco has acquired 14,000km2 of multiazimuth data as part of the BP Nile Delta seismic program. Conducted by the Geco Eagle, the 11-month campaign was the largest survey ever acquired in the Nile Delta and continues the trend towards high-end, full-azimuth seismic acquisition techniques in the Middle East. Acquisition was completed ahead of schedule and a strong emphasis on health, safety and environment led to zero recordable incidents. The data quality confirms the value of increased azimuthal distribution, which is the imaging and viewing of complex hydrocarbon reservoirs from multiple perspectives.
Offshore Australia, WesternGeco has completed the first commercial survey for Apache using the SimSource* simultaneous seismic source acquisition and processing technique. The project follows Apache’s successful evaluation of the technique in the North Sea, and includes Q-Marine* point-receiver marine seismic system technology in conjunction with SimSource acquisition followed by data processing in Perth. The SimSource technique can improve final data quality by increasing the density of the raw data acquired, without extending the project duration.
BP has awarded WesternGeco a contract for three additional ocean bottom cable surveys in the North Sea using Q-Seabed* technology. The surveys will commence in Q2 2012 following completion of an extensive acquisition program for BP Trinidad and Tobago. The North Sea surveys are expected to last up to four months.
Schlumberger inaugurated the WesternGeco Penang Product Center in Malaysia, a world-class facility established to support global demand for geophysical services and expand manufacturing presence in Asia. The center is dedicated to the manufacturing and repair of high-end geophysical equipment and adds capacity to an expanding global network of manufacturing facilities.
In Malaysia, Wireline production services technologies were utilized for PETRONAS Carigali as part of a workover program in a highly deviated well. In order to remove the tubing strings from the well, the MaxTRAC* downhole well tractor system was used to convey a sequence of tubing cutter services to cut the strings above their packers to enable their successful retrieval. The TuffTRAC* cased-hole services tractor was then deployed to monitor casing condition and cement quality with the USI* ultrasonic imager, and to evaluate residual oil saturation using the RST* reservoir saturation tool prior to completion of the targeted zones with tubing-conveyed perforation. Overall, 15 tractor runs for a total of 50,000 ft were performed without problem, clearly demonstrating the reliability and efficiency of the technology as well as its value in rig-time savings.
ACTive PS* integrated coiled tubing production services technology has now been introduced in Asia through a job for PETRONAS Carigali on the Dulang B platform offshore West Malaysia. The operation was run to evaluate cement isolation as part of a workover plan to improve production. ACTive* technology provided a practical solution to running the Wireline SCMT* slim cement mapping tool on coiled tubing after squeezing cement to confirm water shut-off. The successful job also represents the first time that this Wireline technology has been conveyed by the ACTive system—opening other opportunities for such cost-effective deployment.

Drilling Group
Third-quarter revenue of $3.68 billion was 6% higher sequentially and 79% higher year-on-year. Pretax operating income of $613 million was 14% higher sequentially and increased 99% year-on-year.
Among Drilling Group Technologies, M-I SWACO recorded the largest sequential revenue increase through continued growth in unconventional shale plays on land in the US with higher asset utilization, as well as from the seasonal rig count recovery in Canada and Russia, and the increased deepwater activity in the US Gulf of Mexico and Brazil. Drilling & Measurements revenue increased sequentially on the strong summer drilling campaign in Russia and stronger deepwater activities in the US Gulf of Mexico and Brazil and increased shelf activity in Mexico. Pathfinder reported increased revenue from a more favorable technology mix on land in the US. In addition, Pathfinder, Geoservices and Bits & Advanced Technologies registered activity rebounds following the spring break-up in Canada.
Sequentially, pretax operating margins grew 111 bps to 16.7% driven by the rebound in activity in Canada, an improved technology mix, and further integration and expansion of Smith and Schlumberger drilling technologies. Bits & Advanced Technologies contributed to this improvement with increased sales and rentals of higher-margin drill bits while Pathfinder improved on higher-technology integration with Drilling & Measurements. M-I SWACO margins improved through increased exploration activities in the US Gulf of Mexico, Russia and Brazil, as well as through the seasonal rig count recovery in Canada. Better pricing on IPM land projects in Mexico and improved efficiencies on a well construction project in Algeria further contributed to this result.
During the quarter, a number of highlights confirmed further opportunities generated by the combination of Smith and Schlumberger drilling technologies.
In South Texas, operator Murphy Oil saved 4 1/2 days of drilling time versus neighboring wells in its Eagle Ford prospect by utilizing PowerDrive Archer* high build rate rotary steerable technology combined with a Smith MDSi613 polycrystalline diamond compact cutter (PDC) bit. The PowerDrive Archer rotary steerable assembly enabled a tight 8°/100 ft curve to be drilled at 38 ft/hr compared to 12 ft/hr in offset wells. In addition, the smooth wellbore trajectory associated with rotary steerable systems improved the ease of completion installation.
In East Texas, operator Anadarko Petroleum ran the PowerDrive Archer high build rate rotary steerable system combined with a Smith SDi711 Spear* shale-optimized steel-body PDC drill bit to drill the 6 3/4-in curve on a recent Haynesville shale well. With traditional downhole motors, Haynesville curves typically take five to six days to land. With the combined PowerDrive Archer and Smith Bits technologies, the section was landed in just three days. PowerDrive Archer technology allows curve sections to be drilled at higher buildup rates than other rotary steerable systems and increases rate of penetration (ROP) significantly.
In Iraq, as part of IPM operations on the Rumaila field for the Rumaila Operating Organization, Drilling & Measurements PowerPak* ERT high-performance steerable motors have been deployed in combination with Smith ONYX* PDC drill bits and M-I SWACO drilling fluids to drill the geologically challenging 8 1/2-in hole section. This was drilled in one run, with no service quality incidents, at a rate of penetration that reached section total depth three days ahead of plan.
In South Texas, Drilling Group technologies helped Forest Oil save three days rig time on a well in the Lobo sandstone reservoir. The combination of Smith Bits 8 3/4-in MSi516 SHARC* high-abrasion-resistance PDC drill bit technology with the Drilling & Measurements PowerV* vertical drilling system doubled rate of penetration relative to offset median drill time in the 7,694-ft interval.
In Ecuador, the integrated technologies from Schlumberger Drilling & Measurements, Smith Bits and M-I SWACO helped Andes Petroleum drill the well 10 days under plan. Close collaboration between Schlumberger and Andes Petroleum resulted in an efficient operation that saved on both rig time and logistics. The PowerDrive Xceed*

rotary-steerable technology run as part of the bottomhole assembly has been selected for future wells for Andes Petroleum.
In the Daqing Field, North China, Drilling & Measurements PowerDrive Xceed rotary steerable technology for harsh and rugged environments helped PetroChina complete a 2,660-m horizontal section in a record time of 275 hours, corresponding to an overall 40% improvement in ROP compared to an offset well. The section was drilled with M-I SWACO MEGADRIL* invert oil-based mud that helped improve wellbore stability, lowered equivalent circulating density and provided excellent lubricity.
In Iraq, Gazprom Neft Badra, B.V. has awarded Schlumberger a 3-year contract for well construction services covering 11 wells and requiring 3 drilling rigs. The contract includes technologies from IPM, Bits & Advanced Technologies, Drilling & Measurements, Geoservices, M-I SWACO, Wireline and Well Services, as well as the supply of third-party drilling rigs, coring, casing and well heads.
In Central China, Drilling & Measurements MicroScope resistivity imaging-while-drilling technology helped PetroChina SWOGC SuiNing identify structural dips, faults and fractures for optimum well placement and production enhancement in a 810-m horizontal section in its first carbonate oil reservoir horizontal well development. The MicroScope service was run as part of a series of Drilling & Measurements technologies that completed the section in one run that totaled 265 circulating and 155 drilling hours.
In Oman, Drilling & Measurements MicroScope* resistivity imaging-while-drilling technology in combination with the PeriScope* bed boundary mapper tool was used for the first time to help Consolidated Contractors Energy Development (CCED) position a well in a thin, highly fractured sand reservoir to secure maximum reservoir contact. As a result, 60% of the section was placed within the target zone—a first in this highly challenging reservoir.
In Indonesia, joint M-I SWACO and Schlumberger Sand Management Services cooperation helped Kangean Energy eliminate incompatibility issues between drilling and completion fluids on a subsea horizontal development well to be gravel-packed in openhole in the Terang field. The fluid required to drill the reservoir needed to be capable of densities greater than 11 ppg while providing shale inhibition and good rheological properties for hole cleaning and stability. The initial FloPro* NT fluid design using calcium chloride base brine was rejected as this would have been incompatible with the Schlumberger ClearPac* gravel pack fluid and MudSOLV* filtercake removal systems needed in gravel packing. Based on laboratory tests in Kuala Lumpur, a change to sodium base brine with Kla-Stop* additive for shale inhibition was designed and successfully tested to ensure compatibility with all other fluids to be employed.
Offshore Azerbaijan, the M-I SWACO Ultradril* higher performance water-base mud system was successfully used to drill the 26-in and 28-in top-hole sections in a BP well using dual gradient drilling techniques. The surface formations are known to be particularly problematic with salt water flows, reactive claystone formations, bit balling and stuck pipe risks, but the Ultradril system ensured the sections were drilled with minimal non-productive time.
In Egypt, M-I SWACO wellbore clean-up technologies were deployed on the re-entry of the Taurt 6 subsea well for PhP—a joint venture of Egypt Natural Gas Holding Company (EGAS), British Petroleum (BP) and International Egypt Oil Company (IEOC)—when the high pressure riser system was unable to boost the flow rate to bring suspended debris and solids to the surface. First, the Well Commander* tool was deployed above the subsea wellhead to boost the flow rate of the fluids inside the 21-in riser to jet the BOPs in one run. Then, M-I SWACO Riser Cleaning Tool* technology was used in conjunction with a 16-in short trip jetting sub to give jetting action across the BOP stack to dislodge any debris from the BOP cavities. Finally, the Well Patroller* advanced wellbore capture tool was utilized to catch the dislodged debris and solids removed by the jetting and brushing operation.

Reservoir Production Group
Third-quarter revenue of $3.37 billion increased 10% sequentially and 47% year-on-year. Pretax operating income of $707 million was 16% higher sequentially and increased 87% year-on-year.
Among Reservoir Production Group Technologies, Well Services sequential revenue growth in North America was driven by the rebound from the spring break-up in Canada, stronger activity in liquids-rich unconventional plays, capacity additions and continuing improvements in asset utilization. Internationally, Well Services posted high double-digit growth in Latin America from higher stimulation and coiled-tubing activities in Argentina, Mexico, Venezuela and Brazil. Europe/CIS/Africa increased significantly from shale fracturing services in Poland, increased deepwater cementing work in the Black Sea, and strong land activities in Russia. In addition, strong stimulation vessel activity was seen in the Nigeria and the Gulf of Guinea Africa GeoMarket. Artificial Lift revenue grew sequentially across all Areas led by the North America and the Middle East & Asia Areas.
Sequentially, third-quarter pretax operating margins increased 96 bps to 21.0% as Well Services activity in Canada rebounded following the end of the spring break-up. In addition, Well Services exacted better cost efficiency and asset utilization on land in the US and in Russia and recorded increased higher-margin stimulation activities in the Europe/CIS/Africa Area.
Reservoir Production Group highlights included technology deployments in a number of key areas.
In North Africa, Well Services HiWAY* flow-channel hydraulic fracture technology was pumped for Eni. After thorough well candidate screening and final well preparation, the treatment was executed flawlessly using roughly one half the amount of proppant typically required on a conventional job. Initial indications of the success of the technique in this well included rapid cleanup and promising early production results. Additional wells are being studied for further implementation of the HiWAY technique in the near future.
In West Siberia, Well Services HiWAY flow-channel hydraulic fracturing and AbrasiFRAC* abrasive perforating and fracturing technologies have been deployed for Rosneft as a cost-effective and efficient solution to complete wells in the Priobskoe multilayered reservoir. Integration of the technologies is leading to higher productivity making the combination an economically practical option to develop marginal targets not possible with conventional technology.
In North Dakota, operator Petro Hunt utilized Well Services HiWAY flow-channel fracturing technology to stimulate two wells in the Three Forks and Middle Bakken formations. After treatment, the wells’ initial production rates were 50% to 100% higher than those of neighboring wells. Current production at the Three Forks well is 25% higher than similar wells completed with traditional stimulation techniques.
A large independent operator in South Texas realized significant production and efficiency benefits from a recent HiWAY stimulation treatment in the Eagle Ford play. Two of the four wells on the pad were completed conventionally, and two were completed with HiWAY technology. In the first 60 days after stimulation, the HiWAY wells produced 43% and 61% more condensate and gas at higher flowing pressure than the wells completed with conventional stimulation techniques. Furthermore, 10 million gallons of water and 2.6 million pounds of proppant were saved in these two wells.
In the Barnett shale, Chesapeake Energy was the first operator to apply the HiWAY channel fracturing technique by completing a well in late July. The HiWAY technique was applied on one well in a three-well pad so that direct offset comparisons could be made. Initial production results were encouraging, with Chesapeake and Schlumberger agreeing to conduct a multiple well study before publishing production data. The HiWAY fracture geometry was monitored using the Schlumberger StimMAP* microseisimic monitoring service that showed fracture geometries using cross-linked HiWAY fluids to be very similar to slickwater-treated offsets but that height growth was not an issue with HiWAY technology. Additionally, Chesapeake noted savings associated with the reduced water and proppant used during the HiWAY completions.
Following a successful field test in Canada, Wyatt Oil & Gas of continued a successful multistage stimulation program completing 5 wells with a total of 38 stages utilizing the FALCON* openhole multistage stimulation fracturing system for uncemented applications. Flawless execution of the system ensured a rapid and efficient stimulation program.
In Colombia, Schlumberger Well Services has successfully introduced OCA* organic clay stimulation in the Barco formation in the Cusiana and Buenos Aires fields for Equion Energia Limited. On the first two wells where this technology was applied, oil production increased by approximately 500 bbl/d on each well. Based on these results, the client has planned a stimulation campaign for eight more wells. Also in Colombia, Well Services and Equion Energia Limited technical staff selected a candidate on the Buenos Aires field to deploy ABRASIJET* hydraulic pipe-cutting and perforating technology to perforate five stages on a single coiled-tubing run in a gas injector well. The results of this successful technology introduction have now led to plans to combine ABRASIJET and AbrasiFRAC services on future matrix stimulation operations in the country.
On the Abramut field in Romania, Well Services FUTUR* active set-cement technology was deployed on cement jobs that historically had been difficult to complete without annular pressure. The FUTUR cement was pumped as a buffer to provide a seal that prevented gas migration. As a result, remedial operations were unnecessary with consequent rig time savings. The technology is now planned for deployment for the liner overlap on the same well and is being considered for similar wells in the future.
In Uganda, Schlumberger Completions installed the first IntelliZone Compact* modular multizonal management for Tullow Uganda Operations Pty Ltd. as part of an efficient single-trip system to control flow and to monitor production during planned production testing. Compared to conventional systems, the IntelliZone system for each test is delivered to the wellsite pre-configured and pre-tested to enable fast and reliable deployment without the interface complexity inherent with conventional flow control and monitoring systems that rely on disparate components. The Tullow Uganda Operations Pty Ltd. system, which was delivered with a demanding eight-week lead time, was deployed safely and successfully.
In Bolivia, the Schlumberger Completions COLOSSUS* rotational liner hanger system was used in the San Alberto field operated by Petrobras in consortium with YPFB-Andina and Total to run the first 5-in by 7-in assembly using a new 5-in hydraulic running tool at a target measured depth record of 18,635 ft. The new running tool was fully tested at the Schlumberger Cameron test facility in record time demonstrating the capability of the operation teams. In a second well, installation of a liner hanger at 17,621 ft measured depth set a new Schlumberger depth record for 7-in by 9 5/8-in tool sizes.
In Argentina, YPF S.A. has utilized Schlumberger Completions COPPERHEAD* drillable bridge and flow-through frac plug technology with over 55 plugs now having been deployed in 19 wells in both shale and tight-sand reservoirs. Other operators in Argentina have also successfully run COPPERHEAD Extreme technology in high pressure and temperature wells in unconventional reservoirs leading to the successful development of those reservoirs. COPPERHEAD technology was developed by the Smith Completions engineering group.
Schlumberger Artificial Lift has successfully completed the first electrical submersible pump (ESP) drillstem test for Chevron in Angola as part of an integrated project combining Artificial Lift, Testing and Completions technologies. The test objective was to appraise the Likouala and Vermelha reservoirs in the Lifua Field over a wide range of potential flow rates and involved six separate completion trips, perforation and testing of two separate zones, and the use of the ESP to perform a step-rate test. Zero time was lost on a total operating time of more than 500 hours.

In the UK North Sea, Artificial Lift successfully deployed REDA Maximus* ESP technology in a new well on the EnQuest Thistle Alpha installation. Initial well production was sufficient to result in the highest daily production from the Thistle field for several years. The commencement of ESP operation on this well was an important achievement in the implementation of EnQuest’s Late Life Extension strategy for the field.
Also in the UK sector of the North Sea, Valiant Petroleum has awarded Artificial Lift a contract to supply, install, and provide operational support for ESP systems for the Causeway subsea field development project. The project involves subsea deployment of two DualLife* tandem ESP completion systems with a 16-km tie back to the North Cormorant platform. This will be the longest subsea tieback deployment using the Schlumberger dual POD system. The award was based on the ability to provide an integrated technology solution covering ESPs, variable speed drives and electrical connectors as well as a proven track record in subsea installations worldwide.
In the US, Noble Energy recently awarded Smith Lift a 30-unit order for the hydraulic diaphragm insert (HDI) pump. Key decision criteria in favor of HDI are reductions in maintenance and operational support along with proven performance during a 90-day three-well trial. The HDI pump is suitable for vertical wells less than 3000 ft in depth and less than 50 bbl/d of water.
In Ecuador, Well Services ScavengerPlus* scavenger slurry stabilizer was introduced for EP Petroecuador to improve zonal isolation on large openhole sections through a secondary production reservoir. Increased mud removal, wellbore stability and zonal isolation together with safer operations have led to this new technology being selected for all future 9 5/8-in casing cement jobs for this client.
About Schlumberger
Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 110,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.
Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $27.45 billion in 2010. For more information, visit www.slb.com.
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*	Mark of Schlumberger or of Schlumberger Companies

†	Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. EcoScope service uses technology that resulted from this collaboration.

Notes
Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, October 21, 2011. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 within North America, or +1-612-234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until November 21, 2011 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 211522.
The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.
Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.
For more information, contact
Malcolm Theobald — Schlumberger Limited, Vice President of Investor Relations
Joy V. Domingo — Schlumberger Limited, Manager of Investor Relations
Office +1 (713) 375-3535
investor-relations@slb.com